Sino Agro Food, Inc. Reports Revenue of $89.7M with EPS of $0.51 for Nine Months Ended 2012.

$48.4 Million in Revenue for Third Quarter 2012 Representing 133% Growth over Third Quarter 2011.

GUANGZHOU, China, November 15, 2012 — Sino Agro Food, Inc. (OTCBB: SIAF.OB), an emerging integrated, diversified agriculture technology and organic food company with its principal operations located throughout the Peoples Republic of China (“PRC”), is pleased to announce financial results for the third quarter of 2012.

Consolidated Financial Summary:

	Q3 2012	Q3 2011	Change
Revenue	$48,350,688	$20,700,466	133%
Gross Profit	$25,752,834	$9,704,980	164%
Net Income Continued Op's	$22,725,305	$6,273,473	211%
Basic EPS Continued Op's	$0.27	$0.11	145%
Diluted EPS Continued Op's	$0.25	$0.10	150%

Earnings Call Information

The Company will host an earnings call on November 19, 2012 at 11:00 AM EST to discuss financial results for the third Quarter of 2012. To participate in the conference call please make note of the following information:

Date: November 19, 2012

Time: 11:00 A.M., U.S. Eastern Standard Time

Participant Dialing Instructions:

Toll Free Number: 1.800.868.1837

Direct Dial Number: 1.404.920.6440

Conference Code: 736713#

Conference Playback Instructions:

Toll Free Number: 1.800.704.9804

Direct Dial Number: 1.404.920.6604

Conference Code: * then 736713#

2012 Shareholder Video

The Company has released its annual shareholder video for 2012 at the following link:

http://youtu.be/vYmWZ-eFUIA

Aquaculture Operations

Revenue from fishery increased by $16,298,809 or 151% to $27,088,699 for the three months ended September 30, 2012 from $10,789,890 for the three months ended September 30, 2011. The increase was primarily due to our increased contract service income from fishery, Wholesale Center 1 and prawn development contracts and sale of fish for the three months ended September 30, 2012 versus consulting income and sale of fish for the three months ended September 30, 2011.

As of September 30, 2012, Capital Award (“CA”) had four fishery development projects in progress, and sales of fish (sleepy-cod) generated from two of the farms; their status summarized as follows:

The 1st Demonstration fish farm, situated at the district of Enping City operating under “Jiangman A Power Fishery Development Co. Ltd.” (“Fish Farm 1”), was built and completed for operation in February 2011 and is underway with production. During the third quarter of 2012, CA sold just over 493,700 sleepy-cod weighing between 516g to 628g per fish from Fish Farm 1 compared to the second quarter of 2012 with just under 260,000 fish being sold, and purchased from our contracted grower (supplier) over 402,000 fish weighing between 250g to 350g per fish. Inventory at Fish Farm 1 was estimated at 60,200 fish as of September 30, 2012.

The 1st Demonstration prawn farm is also situated in the district of Enping City. The development of a prawn grow-out farm ("Prawn Farm 1") was 90% complete as of September 30, 2012, and is now running test trials expecting production to start before year end of 2012.

The 2nd Fish (and Eel) Farm ("Fish Farm 2") is situated in the District of Jiangman City. Its development began in May 2011, and the Company is expecting its Phase 1 to be completed during 2012, and Phase 2 development (involving the grow-out farms, the nursery fingerling farm, the Research and Development Station and all other associated facilities) to be underway in January 2013 with production operations beginning by year end of 2013.

The main work in progress in Phase 1’s development during the Company’s first quarter of 2012 was on the construction of a new road leading from the external main access road to the project site, and the construction of a new bridge connecting the new road to the site. The road and bridgework was completed by July 1, 2012 and presently provides access for heavy equipment to the project site for work on drainage construction. Management expects that landfill preparation to construct the Re-circulating Aquaculture System (“RAS”) farms will begin in early 2013.

As mentioned above, work on the fish and eel farm Fish Farm 2 is still in progress, but is being delayed because the property is situated on an islet that is making drainage extremely difficult and costly. In response, we are engineering a solution that should resolve this problem.

The 2nd prawn farm ("Prawn Farm 2") is situated in the District of Zhong Shan City. Its development was begun in November 2011. As of September 30, 2012 Phase 1work in progress is as follows:

•	Boundary fencing (2.3 Km) (50% completed);
•	Heating room(completed); and
•	third nursery station for nurturing high-value prawn flies (completed).

The Company’s application for a permit to import the high-value brood-stock prawns and to sell its flies to local growers has been tentatively approved by the authorities pending the completion of the boundary fence, which is the last prerequisite necessary for official approval.

Phase 2 of the development is being carried out on an adjacent 200 Mu (132,000 square meters) block of land. Construction began in May of 2012, which was extended into two (2) stages of construction as a result of quadrupling the size and scope of the project from the originally planned 50 Mu (33,000 square meters). The first stage is anticipated to be completed by December 31, 2013, and the second by April 30, 2014. As of September 30, 2012, 53% of Stage 1 construction had been completed.

Production of Mexican prawn flies is operating smoothly, with the Company having produced and sold over 165 million flies in the third quarter of 2012 and generating over $400,000 in sales revenue for the quarter. Respectively, CA earns income from Farm 2 in fixed monthly service fees and in sales commissions as the farm’s marketing and sales agent until such time as Prawn Farm 2 becomes a Sino Foreign Joint Venture Company (“SJVC”), allowing the Company to include its revenue within the consolidated financial statements. The Company is preparing documents to apply for its SJVC with the relevant authorities. One of the documents, the environmental impact study report, is requiring a substantial amount of time, and therefore management anticipates that this SJVC will be approved sometime during the third quarter of 2013.

During the third quarter, operations at the contracted 600 Mu open dam fish farm sold over 315,400 sleepy cod weighing between 505g to 545g per fish with current inventory estimated at 490,680 fish at the end of the quarter.

On August 16, 2012 CA began development of a new project, namely an additional Prawn Grow-out Farm (Prawn Farm 3) at Unit 1, Front Block A, No. 498, Bei Da Road, Huangyuan County, Xining City, QuingHai Province China.

Cattle Farm, Beef and Fertilizer Operations

Revenue from the cattle farm increased by $6,451,054 or 310% to $7,266,365 for the three months ended September 30, 2012 from $2,078,099 for the three months ended September 30, 2011. The increase was primarily due to increased development contract service of cattle farms for the three months ended September 30, 2012.

Revenue from beef decreased by $806,114 or 17% to $3,785,964 for the three months ended September 30, 2012 from $4,592,078 for the three months ended September 30, 2011. The decrease was primarily due to the fact that calves grow and became saleable beef cattle during this quarter.

Revenue from organic fertilizer increased by $1,710,687 for the three months ended September 30, 2012 from $0 for the three months ended September 30, 2011. The increase was primarily due to the start-up of the new business of organic fertilizer during the first quarter of 2012.

As of September 30, 2012, the Company had three separate entities operating within this division plus an additional project in development of another cattle farm in the Enping district which is described in the quarterly report on Form 10-Q for the second quarter of 2012.

Sanjiang Yi Li Agriculture Development Co. Ltd. (“SJYLA”)

SJYLA conducted the following operations during the third quarter of 2012:

•	Sold 3,971 MT and manufactured 5,047 MT of organic fertilizer with end of quarter inventory at 5,989 MT;

•	Sold 879 MT and produced 24,866 MT of livestock feed with end of quarter inventory at 25,391 MT;
•	Sold 1,290 head of 13+ month-old cattle with end of quarter inventory at 1,118 head; and saw its restaurant operations continue to perform well.

•	SJYLA will apply the loan proceeds of RMB 20 million obtained from the Agriculture Bank of China to the development of the new enzyme factory that will be developed on a block of land adjacent to the corporate building, the new concentrated livestock feed manufacturing factory on another piece of land adjacent to the existing property, and other associated developments.

The Company is exploring the possibility of a new joint venture with a reputable and experienced local value-added beef processing firm to jointly develop a slaughter house with a boning factory that will be built on an adjacent site (90 Mu) in an effort to reduce the learning curve in establishing this type of operation.

On September 17, 2012, the Company, through MEIJI, a wholly owned subsidiary of the Company incorporated in Macau, China, acquired a total of 75% equity interest in the Enping demonstration Cattle Farm ("Cattle Farm 1") and became the controlling shareholder of the subsidiary. Work in progress continued during the third quarter of 2012, constructing more cattle houses to house more than 600 head of cattle in the fourth quarter of 2012.

Cattle sales of Cattle Farm 1 and MEIJI during the third quarter of 2012

MEIJI, as the marketing agent of Cattle Farm 1, has sold 256 head of cattle weighting between 668Kg to 726Kg per head to the Guangzhou cattle wholesale markets and bought/inventoried 240 head of young cattle weighting between 162Kg to 168Kg per head during the third quarter of 2012.

The Company executed a new Consulting and Servicing Contract for MEIJI in the second quarter of 2012 to build “Cattle Farm 2 Enping.” On May 25, 2012, a Sino Joint Venture Agreement (an “SJVA”) was executed between MEIJI and another group of Chinese businessmen for the development and construction of a cattle farm at a 500 Mu site in YaneXiaoban Village, Enping District for the growth of cattle and sheep using our aromatic-feed formula and our free ranging system.

As of September 30, 2012, 59% of the work in progress on the Phase (1) development of Cattle Farm 2 was completed, with a view to completing this phase on or before May 2013.

Hunan Shenghua Yi Li Agriculture Co. Ltd. (“HSYLA”)

As of April 30, 2012 development and construction work on the mixed fertilizer manufacturing facility for HSYLA was being carried out consisting of a 7,000 square meter production and storage factory, external fencing to cover the production area of about 11.55 acres of land, internal roads, landscaping, drainage, a 300 square meter office, staff quarters that will provide accommodation for up to 25 workers and all related basic infrastructure, etc. As of September 30, 2012, construction on one of the production and manufacturing buildings was completed, production and packaging plants are being installed, and part of the fermentation and germination building was partially finished to enable the installation of plant and equipment.

Management is excited by the test results of its organic fertilizer being applied by fresh-water lake fish growers to the lakes where their fish are grown which have been shown to enhance water quality and protein enriched enzymatic fish feed, which is in line with the PR Government’s current policy to discourage lake fish growers from applying mineral rich fertilizer to their lakes. The Company also has received positive feedback from regional grape growers who are pleased with the organic fertilizer’s results as well. HSYLA has sold more than 4,000 MT of fertilizer during the third quarter of 2012, 60% of which was supplied to lake fish growers. Potentially, if all continues well with the test results, there may be sales of up to 30,000 MT/year to fish growers throughout the region.

Plantation Operations

Revenue from plantation of flowers increased by $3,995,787 or 123% to $7,236,186 for the three months ended September 30, 2012 from $3,240,399 for the three months ended September 30, 2011. The increase was primarily due to the increase of wholesale prices in fresh and dried flowers during the three months ended September 30, 2012.

Harvest results as of September 30, 2012 were much better than the same period last year, where more than 27 million pieces of fresh flowers were harvested, but it is still below our expectations due to disease problems. However, the Company managed to purchase from external growers roughly an additional 20 million pieces of fresh flowers for drying. Coupled with the higher sales price of HU flowers this season, revenue of US$8.8M generated during the third quarter of 2012 was much healthier than the same period last year when no more than $3.24M in revenue was generated as a result of a dry season.

Marketing and Distribution Network

Renovation on the Seafood wholesale shops and Processing Factory at Guangzhou’s new wholesale food market on lots 206 through 216 remains in progress for our first wholesale distribution center consisting of a cold storage facility including quick freezing, freezer and chill rooms, a processing and packaging area, and a retail outlet for live and frozen seafood, which the Company refers to as its Wholesale and Seafood Processing Shop (“Wholesale 1”).

As of September 30, 2012, all refrigerated cold storage, a small sales office, frozen seafood shop, and the process factory were completed with work in progress continuing on the live seafood shop. Management is expecting Wholesale 1 to commence operations during the fourth quarter of 2012.

On August 15, 2012, Guangzhou YiLi Na Wei Trading Co. Ltd. granted a consulting and service contract to the Company to develop a beef wholesale shop on lots 217 to 223, including the second and the third floors of existing facilities, in the GZ Market to include cold and dry storage, value added processing and packaging, a beef wholesale shop, sales office, and staff quarters, etc.

Renovation and development work is in progress with completion projected by July 2013. However, management expects that sufficient progress will have been made to allow the beef wholesale shop to begin operating by November 30, 2012 simultaneously with Wholesale 1’s operation.

Progress on Import and Export of Seafood

As of September 30, 2012, Wholesale 1 has frozen seafood inventory in Cod Fish imported from Norway, Cuttlefish, Squids and Ribbonfish imported from Malaysia and Prawn meats packed in our facility in preparation of Wholesale 1’s business operations opening in during the fourth quarter of 2012.

Progress and development on the Restaurant Chain

The Company is negotiating a consulting and service contract with Guangzhou City Wang XiangCheng Enterprise Management Consulting Co. Ltd. (“WXCE”) to build and develop a central kitchen with a distribution center on another block of 20 shops in the Guangzhou market that will facilitate up to 60 catering outlets and/or restaurants in the Guangzhou City area. If this contract gets underway it will help to accelerate our marketing plans in 2013 for the sale and marketing our line of products.

Consolidated Results

Revenues

Revenue including continued and discontinued operations increased by $27,650,222 or 133% to $48,350,688 for the three months ended September 30, 2012 from $20,700,466 for the three months ended September 30, 2011. The increase was primarily due to the natural growth of revenue generated from the fishery, plantation, organic fertilizer, cattle farms, beef and the maturity of on-going divisional businesses improving their revenues.

Cost of Goods Sold

Cost of goods sold included in continued and discontinued operations increased by $11,602,368 or 105% to $22,597,854 for the three months ended September 30, 2012 from $10,995,486 for the three months ended September 30, 2011. The increase was primarily due to the Company increasing its scale of operations from continuing operations in terms of its fishery, plantation, cattle farm and beef operations for three months ended September 30, 2012 as compared for the three months ended September 30, 2011 and the new organic fertilizer division that began to operate during the first quarter of 2012.

Gross Profit

Gross profit, including continued and discontinued operations, increased by $16,047,854 or 62% to $25,752,834 for the three months ended September 30, 2012 from $9,704,980 for the three months ended September 30 2011.The increase was primarily due to the corresponding increases in revenues from our fishery, plantation, organic fertilizer, cattle farm and beef operations.

General and Administrative Expenses

General and administrative expenses (including depreciation and amortization) in continuing operations decreased by $390,477 or 22%, to $1,317,759 for the three months ended September 30, 2012 from $1,708,236 for the three months ended September 30, 2011. The decrease was primarily due to a decrease in office and corporate expenses, wages and salaries, and others and miscellaneous amounting to $302,971, $413,606 and $27,314, respectively.

ABOUT SINO AGRO FOOD, INC.

Sino Agro Food, Inc. (“SIAF”) (http://www.sinoagrofood.com) is an integrated, diversified agricultural technology and organic food company focused on developing, producing and distributing agricultural products in the Peoples Republic of China. The Company intends to focus on meeting the increasing demand of China’s rising middle class for gourmet and high-quality food items. Current lines of business include the manufacture and distribution of beef and lamb products, fish products, bio-organic fertilizer, stock feed and cash crops.

Not a Broker/Dealer or Financial Advisor

Sino Agro Food, Inc. is not a Registered Broker/Dealer or a Financial Advisor, nor does it hold itself out to be a Registered Broker/Dealer or Financial Advisor. All material presented in this press release, on the Company’s website or other media is not to be regarded as investment advice and is only for informative purposes. Readers should verify all claims and conduct their own due diligence before investing in Sino Agro Food, Inc.

Investing in small-cap, micro cap and penny stock securities is speculative and carries a high degree of risk.

No Offer of Securities

None of the information featured in this press release constitutes an offer or solicitation to purchase or to sell any securities of Sino Agro Food, Inc.

FORWARD LOOKING STATEMENTS

This release contains certain “forward-looking statements” relating to the business of SIAF and its subsidiary companies, which can be identified by the use of forward-looking terminology such as “estimates,” “believes,” “anticipates,” “intends,” expects” and similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. These forward-looking statements are based on SIAF’s current expectations and beliefs concerning future developments and their potential effects on SIAF. There can be no assurance that future developments affecting SIAF will be those anticipated by SIAF. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. SIAF undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Contacts

Sino Agro Food, Inc.

CEO Mr. Solomon Lee

Phone: 86-20-22057860

info@siafchina.com

Investor Relations (US and Europe)

Mr. Chad Sykes

Chad.Sykes@sinoagrofood.com

SINO AGRO FOOD, INC. CONSOLIDATED BALANCE SHEETS

	September 30, 2012	December 31, 2011
	(Unaudited)	(Audited)
	$	$

ASSETS
Current assets
Cash and cash equivalents	$5,411,583	$1,387,908
Inventories	15,702,905	4,435,445
Cost and estimated earnings in excess of billings on uncompleted contracts	2,429,907	456,104
Deposits and prepaid expenses	31,260,184	14,868,838
Accounts receivable, net of allowance for doubtful accounts	59,880,431	27,531,915
Due from related parties	12,820,752	15,820,752
Other receivables	7,932,944	9,688,871
Total current assets	135,438,706	74,189,833
Property and equipment
Property and equipment, net of accumulated depreciation	8,003,872	2,667,765
Construction in progress	10,410,966	3,577,869
Land use rights, net of accumulated amortization	54,945,220	56,507,470
Total property and equipment	73,360,058	62,753,104
Other assets
Goodwill	724,940	724,940
Proprietary technologies, net of accumulated amortization	8,213,501	6,977,675
Long term accounts receivable	-	5,936,718
License rights	1	1
Unconsolidated equity investee	-	1,258,607
Total other assets	8,938,442	14,897,941

Total assets	$217,737,206	$151,840,878

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable and accrued expenses	$3,284,693	$1,202,104
Billings in excess of costs and estimated earnings on uncompleted contracts	5,198,425	1,962,119
Due to a director	1,029,974	289,764
Dividends payable	3,146,987	155,957
Other payables	11,502,538	11,968,148
Due to related parties	-	867,413
Short term bank loans	1,577,038	-
	25,739,655	16,445,505
Commitments and contingencies	-	-
Stockholders' equity
Preferred stock: $0.001 par value (10,000,000 shares authorized, 7,000,100 shares issued and outstanding as of September 30, 2012 and December 31, 2011, respectively)	-	-
Series A preferred stock: $0.001 par value (100 shares designated, 100 shares issued and outstanding as of September 30, 2012 and December 31, 2011, respectively)	-	-
Series B convertible preferred stock: $0.001 par value) (10,000,000 shares designated, 7,000,000 shares issued and outstanding) as of September 30, 2012 and December 31, 2011, respectively)	7,000	7,000
Series F Non-convertible preferred stock: $0.001 par value) (1,000,000 shares designated, 0 shares issued and outstanding) as of September 30, 2012 and December 31, 2011, respectively)	-	-
Common stock: $0.001 par value (100,000,000 shares authorized, 91,931,287 and 67,034,262 shares issued and outstanding as of September 30, 2012 and December 31, 2011, respectively)	91,931	67,034
Additional paid - in capital	86,354,021	72,794,902
Retained earnings	85,956,571	50,395,444
Accumulated other comprehensive income	3,503,608	3,446,838
Treasury stock	(1,250,000)	(1,250,000)
Total Sino Agro Food, Inc. and subsidiaries stockholders' equity	174,663,131	125,461,218
Non - controlling interest	17,334,420	9,934,155
Total stockholders' equity	191,997,551	135,395,373
Total liabilities and stockholders' equity	$217,737,206	$151,840,878

The notes accompanying these financial statements included in the Form 10-Q to be filed with the Securities and

Exchange Commission on are an integral part of these consolidated financial statements.

SINO AGRO FOOD, INC. CONSOLIDATED STATEMENTS OF INCOME

	Three months	Three months	Nine months	Nine months
	ended	ended	ended	ended
	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	$	$	$	$
Continuing operations
Revenue	48,350,688	20,700,466	89,678,991	30,527,367

Cost of goods sold	22,597,854	10,995,486	42,354,317	15,067,749

Gross profit	25,752,834	9,704,980	47,324,674	15,459,618

General and administrative expenses	(1,317,759)	(1,708,236)	(6,275,758)	(2,949,948)

Net income from operations	24,435,075	7,996,744	41,048,916	12,509,670

Other income (expenses)

Government grant	3,312	-	82,164	-

Other income	127,551	91,289	564,749	109,905

Gain (loss) of extinguishment of debts	641,831	49,265	1,459,343	631,691

Interest expenses	(5,630)	-	(5,630)	-

Net other income (expenses)	767,064	140,554	2,100,626	741,596

Net income before income taxes	25,202,139	8,137,298	43,149,542	13,251,266

Provision for income taxes	-	-	-	-

Net income (loss) from continuing operations	25,202,139	8,137,298	43,149,542	13,251,266
Less: Net (income) loss attributable to the non - controlling interest	(2,476,834)	(1,863,825)	(4,462,754)	(3,055,402)
Net income (loss) from continuing operations attributable to the Sino Agro Food, Inc. and subsidiaries	22,725,305	6,273,473	38,686,788	10,195,864
Discontinued operations
Net income from discontinued operations	-	-	-	10,203,951
Less: Net income attributable to the non - controlling interest	-	-	-	-
Net income from discontinued operations attributable to the Sino Agro Food, Inc. and subsidiaries	-	-	-	10,203,951
Net income (loss) attributable to the Sino Agro Food, Inc. and subsidiaries	22,725,305	6,273,473	38,686,788	20,399,815
Other comprehensive income (loss)
Foreign currency translation gain (loss)	(545,616)	477,072	1,095	3,329,282
Comprehensive income (loss)	22,179,689	6,750,545	38,687,883	23,729,097
Less: other comprehensive (income) loss attributable to the non - controlling interest	186,885	(185,214)	55,675	(580,930)
Comprehensive income (loss) attributable to the Sino Agro Food, Inc. and subsidiaries	22,366,574	6,565,331	38,743,558	23,148,167
Dividend	3,125,661	-	3,125,661	-
Earnings (loss) per share attributable to Sino Agro Food, Inc. and subsidiaries common stockholders:
From continuing and discontinued operations
Basic	$0.27	$0.11	$0.51	$0.34

Diluted	$0.25	$0.10	$0.47	$0.31

Earnings (loss) per share attributable to Sino Agro Food, Inc. and subsidiaries common stockholders:
From continuing operations

Basic	$0.27	$0.11	$0.51	$0.17

Diluted	$0.25	$0.10	$0.47	$0.15

Weighted average number of shares outstanding:

Basic	84,475,977	57,889,347	75,676,204	59,542,620

Diluted	91,475,977	64,889,347	82,676,204	66,542,620

The notes accompanying these financial statements included in the Form 10-Q to be filed with the Securities and

Exchange Commission on are an integral part of these consolidated financial statements.

SINO AGRO FOOD, INC. CONSOLIDATED STATEMENTS OF CASH FLOW

		Nine months ended
	Nine months ended September 30, 2012	September 30, 2011
	(Unaudited)	(Unaudited)

Cash flows from operating activities
Net income (loss) from continuing operations	$38,686,788	$13,251,266

Adjustments to reconcile net income (loss) from continuing operations to net cash from operations:
Depreciation	320,519	139,251
Amortization	1,826,424	692,835
Common stock issued for services	2,139,057	1,069,529
Gain on extinguishment of debts	(1,459,343)	(631,691)
Changes in operating assets and liabilities:
Increase in inventories	(7,458,736)	(529,144)
Increase in cost and estimated earnings in excess of billings on uncompleted contacts	(1,973,803)	(23,752)
Increase in deposits and prepaid expenses	(18,172,533)	(2,268,224)
Increase in due to a director	13,966,356	1,018,321
Increase in accounts payable and accrued expenses	852,493	767,466
Increase in other payables	850,877	18,643,702
Increase in accounts receivable	(26,411,798)	(16,018,426)
Increase in billings in excess of costs and estimated earnings on uncompleted contracts	3,236,306	3,150,035
Decrease in amount due to related parties	(867,413)	-
Decrease in amount due from related parties	3,000,000	-
Decrease (increase) in other receivables	1,755,926	(14,951,249)
Net cash provided by operating activities	10,291,120	4,309,919
Cash flows from investing activities
Purchases of property and equipment	(2,527,245)	(233,320)
Acquisition of proprietary technologies	(1,500,000)	-
Investment in unconsolidated corporate joint venture	-	(698,855)
Business combination of a subsidiary	(2,499,184)	-
Payment for construction in progress	(2,317,082)	(624,026)
Net cash used in investing activities	(8,843,511)	(1,556,201)
Cash flows from financing activities
Short term bank loan raised	1,577,038	-
Non - controlling interest contribution	2,993,186	-
Dividends paid	(134,631)	(3,905)
Net cash provided by (used in) financing activities	4,435,593	(3,905)
Net cash provided by continuing operations	5,883,202	2,749,813
Cash flows from discontinued operations
Net cash provided by operating activities	-	-
Net cash used in investing activities	-	(3,137,885)
Net cash provided by financing activities	-	-
Net cash used in discontinued operations	-	(3,137,885)

Effects on exchange rate changes on cash	(1,859,527)	(1,979,445)
Increase (decrease) in cash and cash equivalents	4,023,675	(2,367,517)

Cash and cash equivalents, beginning of period	1,387,908	3,890,026
Cash and cash equivalents, end of period	5,411,583	1,522,509
Less: cash and cash equivalents at the end of the period - discontinued operation	-	-
Cash and cash equivalents at the end of the period - continuing operations	$5,411,583	$1,522,509

Supplementary disclosures of cash flow information:
Cash paid for interest	$5,630	-
Cash paid for income taxes	-	-

Non - cash transactions
Common stock issued for settlement of debts	$13,226,146	$4,550,369
Common stock issued for services and compensation	$357,870	$4,278,114
Common stock acquired for cancellation	$-	$(820,000)
Common stock issued	$-	$780,000
Disposal proceeds receivable of sale of subsidiaries , HYT and ZX	$2,386,233	$17,935,905
Land use rights payable due to related parties	$-	$25,469,078
Transfer construction in progress to property and equipment	$4,478,667	$-
Acquisition of treasury stock	$-	$1,250,000

The notes accompanying these financial statements included in the Form 10-Q to be filed with the Securities and

Exchange Commission on are an integral part of these consolidated financial statements.